AllianceBernstein Equity Income Fund, Inc.

811-07916

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Equity
Income Fund, Inc. (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011. At the
December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.
At the January 5, 2011 Meeting, the fifth item of business, changes to fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. With respect to the fourth item, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each such Director to serve a term of an
   indefinite duration and until his or her successor is   duly elected and
   qualifies.
			Voted For 	Withheld Authority
John H. Dobkin		4,665,278	294,435
Michael J. Downey	4,666,966	292,748
William H. Foulk, Jr.	4,662,325	297,388
D. James Guzy		4,664,597	295,117
Nancy P. Jacklin	4,677,017	282,696
Robert M. Keith		4,667,393	292,321
Garry L. Moody		4,667,622	292,091
Marshall C. Turner	4,666,240	293,474
Earl D. Weiner		4,665,823	293,891



Votes
4.   Approve
the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the accompanying Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Non-Broker
3,389,700	192,083		280,777		1,230,314


Votes
5.   Approve
the Amendment of the Funds fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Non-Broker
3,463,326	190,297		297,596		1,141,655



ABLegal/AEIF-Nsar-77C-11/2010
ablegal -  1994647 v1